Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

REVISED EARNINGS REPORT

JOPLIN, MO, November 8, 2005—(NYSE:EDE)  — The Empire District Electric Company announced today that it will make a non-cash adjustment to its previously reported third quarter earnings.   Subsequent to the third quarter earnings release, the Company determined that approximately $1.3  million of  pre-tax unrealized losses, as of September 30, 2005, related to its  gas hedging program should be reclassified from Other Comprehensive Income to Fuel Expense.  This reclassification decreased third quarter net income from $20.4 million to $19.6 million.  Earnings per share decreased from $0.78 to $0.75 (fully diluted) and from $0.79 to $0.75  (basic).  Earnings for the twelve months ended September 30, 2005 decreased from  $25.3 million, or $0.98 per share, fully diluted and basic, to $24.5 million, or $0.95 per share, fully diluted and basic.  The Company will file its third quarter Form 10-Q by the scheduled due date.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com